Exhibit 21

HARLEYSVILLE NATIONAL CORPORATION
SUBSIDIARIES

Name	Jurisdiction of Incorporation
Harleysville National Bank and Trust Company	Pennsylvania
Cornerstone Advisors Asset Management, Inc.	Pennsylvania
Cornerstone Financial Consultants, Ltd.	Pennsylvania
Cornerstone Institutional Investors, Inc.	Pennsylvania
HNB Auto Sales, LLC	Pennsylvania
HNC Insurance Agency, Inc.	Pennsylvania
Harleysville Management Services, LLC	Pennsylvania
HNC Financial Company	Delaware
HNC Reinsurance Company	Arizona
Harleysville Statutory Trust I	Connecticut
HNC Statutory Trust II	Delaware
HNC Statutory Trust III	Delaware